Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of the 24th day of September, 2008 (the “Effective Date”) by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and John T. Standley (the “Executive”).

WHEREAS, Executive desires to provide the Company with his services and the Company desires to hire and employ Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.             Term of Employment.

The term of Executive’s employment under this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is two (2) years following the Effective Date (the “Original Term of Employment”).  The Original Term of Employment shall be automatically renewed for successive one year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of employment “Term” shall mean the Original Term of Employment and all Renewal Terms.  For purposes of this Agreement, except as otherwise provided herein, the phrase “year during the Term” or similar language shall refer to each 12 month period commencing on the Effective Date or applicable anniversaries thereof.

2.             Position and Duties.

2.1          Generally.  During the Term, Executive shall serve as President and Chief Operating Officer of the Company and shall have the titles, duties, responsibilities and authority as are customary for such positions and such other titles, duties, responsibilities and authorities as shall be assigned by the Company from time to time consistent with such positions.  Executive shall devote his full working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners.  Executive shall report solely to the Company’s Chief Executive Officer and/or Board of Directors.  Following termination of Executive’s employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

Other than necessary travel in connection with the performance of his duties hereunder, the Executive shall be based at the Company’s headquarters.

2.2          Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities:  (i) serving on the board of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld, with the current activities listed on Appendix D being approved; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal investments and affairs, provided that such activities do not violate Sections 6 or 7 below or materially interfere with the proper performance of his duties and responsibilities under this Agreement.  Executive shall at all times be subject to, observe and carry out such lawful rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company.

3.             Compensation.

3.1          Base Salary.  During the Term, as compensation for his services hereunder, Executive shall receive a base salary at the annualized rate of $900,000.00 per year (“Base Salary” as shall be reviewed annually for possible increase), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2          Annual Performance Bonus.  The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  For the current fiscal year (Fiscal Year 2009), Executive’s annual bonus opportunity pursuant to such plan shall equal 125% (the “Annual Target Bonus”) of the annualized Base Salary ($900,000 per year for Fiscal Year 2009) even though the entire $900,000 Base Salary for Fiscal Year 2009 will not be paid to Executive as a result of this Agreement.  For subsequent fiscal years, the Annual Target Bonus may be adjusted (however, in no event shall it be less than 125%) and shall be based upon the Board approved plan for that year.

3.3          Equity Awards.

(a)           On the Effective Date, the Executive will be granted an option (the “Option”) to purchase 3,500,000 shares of the Company’s Common Stock, par value $1.00 per share (“Company Stock”).  The Option shall:  (i) be a nonqualified stock option; (ii) have an exercise price equal to the closing price of the Company Stock as reported on the New York Stock Exchange (“NYSE “) on the date of grant; (iii) have a term of ten (10) years following the date of grant; (iv) vest and become exercisable as to one-fourth of the shares of the Company Stock subject to the option on each of the first four (4) anniversaries from the date of grant; (v) be subject to the acceleration exercise and termination provisions set forth in Section 3.3(c) and Article 5 hereof; and (vi) otherwise be evidenced by and subject to the terms of the Company’s stock option and equity plans.

(b)           At the first regular meeting of the Compensation Committee of the Board of Directors following the Effective Date and subject to the approval of the Compensation Committee, Executive will be recommended for participation in the Company’s Executive Equity Plan (the “EEP”).  On a going forward basis, the award will be based upon Executive’s annual Base Salary and the stock closing price on the date of grant.  For the current fiscal year (FY 2009) only, Executive’s participation in the EEP will be on a prorated basis.

(c)           Upon the occurrence of a Change in Control of the Company and prior to the termination of Executive’s employment with the Company, the Options awarded pursuant to subsection (a) above and any stock options awarded pursuant to the EEP in subsection (b) above then held by Executive shall immediately vest and become exercisable in full.  For purposes of this Agreement “Change in Control” shall have the meaning set forth in the attached Appendix A.

(d)           It is understood and acknowledged by Executive that the securities underlying the stock options and/or restricted stock that may be awarded to Executive from time to time may not be subject to an effective registration statement under the federal securities laws until some time after the Effective Date.  The Company agrees that if, as of the date of termination of Executive’s employment under the circumstances described in Sections 5.2 (except termination for Cause), 5.3 and 5.5, the securities underlying the then vested and exercisable portion of any stock options are not subject to an effective registration statement, the 90 day periods in Section 5.2 (except termination for Cause), 5.3 and 5.5, as applicable, will be deemed to run from the first date such securities become subject to an effective registration statement.

4.             Additional Benefits.

4.1      Employee Benefits.  During the Term, Executive and, as to welfare plans the Executive’s eligible immediate family, as the case may be, shall be entitled to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan (which shall be at the monthly contribution rate equal to 2% of Executive’s Base Salary) and 401(k) plans) in which senior management employees of the Company are generally eligible to participate, subject to any eligibility requirements and the other generally applicable terms of such plans.

4.2      Expenses.  During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4.3      Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.

4.4      Automobile Allowance.  During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5      Annual Financial Planning Allowance.  During each year of the Term, the Company shall provide Executive with an executive planning allowance in the amount of up to $7,000.00.

4.6      Indemnification.  The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive’s employment with and service as an officer of the Company or as an officer or director of an entity other than the Company at the request of the Company; and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company and enforcement of its rights hereunder.  Following termination of the Executive’s employment or service with the Company, the Company shall cause any Director and Officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

5.             Termination.

5.1          Termination of Executive’s Employment by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause (as defined below).  Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. “Cause” as determined in reasonable good faith by a resolution adopted by the affirmative vote of a majority of the Company’s Board of Directors (after reasonable written notice to Executive setting forth in reasonable detail the specific conduct of Executive upon which the Board relies in reaching its determination, and a reasonable opportunity for Executive, together with his counsel, to be heard before the Board prior to making such determination) shall mean:  (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful and reasonable directive of the Chief Executive Officer or Board of Directors; (ii) Executive’s intentional misappropriation of any funds or property of the

Company or any subsidiary; (iii) the conduct by Executive which is a material violation of this Agreement or written Company Policy which materially interferes with the Executive’s ability to perform his duties; provided, however, that Executive shall have the right, within thirty (30) days after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Executive that constitutes Cause and the specific provision(s) of this Agreement on which Company relies) from Company of the Executive’s violation of this subsection, to cure the event or circumstances giving rise to such Cause and in the event of which cure, such event or circumstances shall not constitute Cause hereunder; (iv) the commission by Executive of an act of fraud, misappropriation or embezzlement toward the Company or any subsidiary; (v) Executive’s gross negligence or willful misconduct which damages or injures the Company or the Company’s reputation; (vi) Executive is convicted of or pleads guilty to a felony involving moral turpitude; or (vii) the use or imparting by Executive of any confidential or proprietary information of the Company, or any subsidiary in material violation of Section 6 below.

5.2          Compensation Upon Termination by the Company for Cause or by Executive Without Good Reason.  In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)           Executive shall be entitled to receive within ten (10) business days of the date of termination:  (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of such termination, to the extent otherwise provided under Section 4.2 above, and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the (“Accrued Benefits”).  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)           Except as provided in Section 3.3(d), any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon thirty (30) days’ notice to the Company or such earlier date as the Company determines in its discretion and designates in writing.  A termination of Executive’s employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3          Compensation Upon Termination of Executive’s Employment by the Company Other Than for Cause or By Executive for Good Reason.  Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)            Executive shall be entitled to receive:  (i) within ten (10) business days of the date of termination the Accrued Benefits; (ii) an amount equal to two (2) times the sum of Executive’s then Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date of termination of employment; and (iii) continued health and medical insurance coverage (or reimbursement to Executive of the cost of purchasing health and medical coverage substantially comparable in all material respects to the coverage provided by the Company to the Executive, excepting payments for such periods that the Company provides such coverage) for Executive and his immediate family for a period of two years following the date of termination of employment.  In addition, if such termination occurs following the start of the Company’s fiscal year, Executive shall also be entitled to receive (which shall be paid at the same time paid to other eligible participants in the bonus plan and following determination by the Board that the Company has achieved or exceeded its annual performance targets for the fiscal year) a pro rata annual bonus determined by multiplying Executive’s then Annual Target Bonus by a fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365.

(b)           The Executive’s stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two years following the date of termination.  Except as provided in Section 3.3(d), such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and

all shares of restricted stock as to which the restrictions shall not have lapsed (or deemed to have lapsed) as of the date of termination shall be forfeited as of such date.

(c)            All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay the Executive his base salary for some or all of the notice period in lieu of notice, prorated as applicable.  A termination of Executive’s employment by the Company other than for Cause or by the Executive for Good Reason shall not constitute a breach of this Agreement.  To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii)-(iii), (b) and (c) above, Executive must execute, not revoke and abide by a release (which shall be substantially in the form attached hereto as Appendix C) of all other claims, reasonably cooperate (subject to reimbursement by Company of reasonable costs and expenses incurred by Executive) with the Company in the event of litigation (other than by Executive) involving the Company and fully comply in all material respects with Executive’s obligations under Sections 6 and 7 below.

5.4          Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)           any adverse alteration in Executive’s titles, position, status, duties, authorities, reporting relationship or responsibilities with the Company or its subsidiaries from those specified in this Agreement;  or

(b)           any decrease in Executive’s then Base Salary as set forth in Section 3.1 or Annual Target Bonus in Section 3.2 to which Executive has not agreed in writing; or

(c)           any other material breach by the Company of this Agreement; or

(d)           failure to promptly provide any material benefits hereunder;

provided, however, that in each such case the Company shall have the right, within thirty (30) days (fifteen (15) days for the payment of compensation under this Agreement) after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies) from Executive of the Company’s violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason and in the event of which cure, such event or circumstances shall not constitute Good Reason hereunder.

5.5          Compensation Upon Termination of Executive’s Employment By Reason of Executive’s Death or Total Disability.  In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below):

(a)            Executive or Executive’s estate, as the case may be, shall be entitled to receive:  (i) within ten (10) business days of the date of termination the Accrued Benefits; (ii) promptly any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant; and (iii) continued health and medical insurance coverage (or reimbursement to Executive of the cost of purchasing health and medical coverage substantially comparable in all material respects to the coverage provided by the Company to the Executive, excepting payments for such periods that the Company provides such coverage ) for Executive and/or his immediate family, as applicable, for a period of two (2) years following the date of termination of employment.  In addition, if such termination occurs following the start of the Company’s fiscal year, Executive shall also be entitled to receive (which shall be paid at the same time paid to other eligible participants in the bonus plan and following determination by the Board that the Company has achieved or exceeded its annual performance targets for the fiscal year) a prorata annual bonus determined by multiplying Executive’s then Annual Target Bonus by a fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365.

(b)           All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Except as provided in Section 3.3(d) such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of restricted stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)           All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) through (c).

“Total Disability” shall mean any physical or mental disability that prevents Executive from:  (a) (i) performing one or more of the essential functions of his position for a period of not less than 150 days in any twelve (12) month period, and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days or unable to engage in any substantial activity.

5.6          Survival.  In the event of any termination of Executive’s employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.6 above, 5.7 and 5.9 below and Sections 6 through 10 below, which shall survive the expiration of the Term.

5.7          Excise Tax Gross-Up.

(a)           In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Company (or any affiliate) (collectively, the “Payments”) would be subject to the Excise Tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5.7(b) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of the Excise Tax on payments and any federal, state and local income and employment or other tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the company, Executive with respect thereto, shall be equal to the total Payments.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excise parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Company, a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of “excess parachute payments” within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(b)          The Gross-Up Payment provided for in Section 5.7(a) hereof shall be made upon the earlier of (i) thirty (30) days following the date of termination of Executive’s employment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

(c)          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5.7(a) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if and to the extent that such repayment results in a reduction in Excise Tax and a dollar for dollar reduction in the Executive’s taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by the Executive on the amount of such repayment.  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account hereunder (including without limitation by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 5.7(a) in respect of such excess within thirty (30) days of the Company’s receipt of notice of such final determination or proceeding.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

(d)           In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.  All fees and expenses of the Tax Counsel incurred in connection with this Agreement shall be borne by the Company.

5.8          No Other Severance or Termination Benefits.  Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

5.9          Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent:  (a) that any payment to which the Executive becomes entitled under this Agreement (including, without limitation, any payments made pursuant to this Clause), or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitutes deferred compensation subject to Section 409A of the Code; and (b) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, such payment shall not be made or commence until the earliest of:  (i) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Code Section 409A) with the Company; (ii) the date the Executive becomes “disabled” (as defined in Code Section 409A); or (iii) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected if and to the extent required to avoid adverse tax treatment to the Executive, including, without limitation, those imposed under Code Section 409A(a)(1)(B) in the absence of such deferral; provided, however, that if the Company reasonably and in good faith determines, based upon and in accordance with advice from its outside counsel or tax advisors, that a deferral pursuant to this sentence is necessary, the Executive agrees that the Company will not be liable to the Executive for any damages to the Executive arising from such deferral of such payment.  Upon the expiration of the deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) shall be paid in a single cash lump sum payment to the Executive (or his beneficiary, as applicable).  With regard to any provision that provides for reimbursement of costs and expenses or of in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits to be provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.  Each amount to be paid or benefit to be provided to the Executive shall be construed as a “separate identified payment” for purposes of Code Section 409A to the fullest extent permitted therein.

6.             Protection of Confidential Information.

Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”).  Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1          No Disclosure or Use of Confidential Information.  At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform his duties under this Agreement and in furtherance of the Company’s best interests or as otherwise required by law, regulation or legal process or with respect to a lawsuit with the Company, its affiliates, subsidiaries or parents), unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1.  Executive acknowledges that Company is the owner of, and that Executive has no rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during the Term of this Agreement.

6.2          Return of Company Property, Records and Files.  Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.             Noncompetition and Other Matters.

7.1          Noncompetition.  During the Executive’s employment with the Company and for the one (1) year period immediately following the date of termination of Executive’s employment (the “Restricted Period”) Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the Commonwealth of Pennsylvania being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates, strategic partners, successors, or assigns, engages in the ownership, management and operation of retail drugstores (i) engage in a Competing Business for Executive’s own account; (ii) enter the employ of, or render any consulting or contracting services to, any Competing Business; or (iii) become interested in or otherwise associated or connected with any Competing Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee, employee, contractor, consultant or management position with any entity providing consulting services to a Competing Business; provided, however, Executive may (i) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls such entity and does not, directly or indirectly, own 3% or more of any class of securities of such entity.  For purposes of this Section 7.1, the phrase “Competing Business” shall mean any entity a majority of whose business involves the ownership and operation of retail or internet based drugstores.

7.2          Noninterference.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3          Nonsolicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason.  During the Restricted

Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring, provided, however, nothing herein shall prohibit any advertisement or general hiring as a result thereof that is not specifically targeted at such persons.

8.             Rights and Remedies Upon Breach.

If Executive breaches, or threatens to commit a breach of any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1          Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2          Accounting.  The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a material or intentional breach of any of the Restrictive Covenants.

8.3          Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4          Modification by the Court.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5          Enforceability in Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6          Extension of Restriction in the Event of Breach.  In the event that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.             No Violation of Third Party Rights.  Executive represents, warrants and covenants that he:

(i)            will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)           is not a party to any conflicting agreements with third parties, which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

(iii)          does not have in his possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)          agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive has supplied to the Company a copy of each written agreement with any of Executive’s prior employers, as well as any other agreements to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property, nonsolicitation or noncompetition.  Executive has listed each of such agreements in Appendix “B”.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.          Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.  Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.

11.          Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, other than by will or the laws of the descent and distribution.  The Company may assign its rights and obligations hereunder, and Executive hereby consents to any such assignment, in whole or in part (i) to the Company’s parent corporation; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company; provided, however, any such assignment will not diminish or waive any of Executive’s rights hereunder, including, without limitation, rights upon any Change in Control of the Company.

12.         Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or twenty four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:               Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Attention:  General Counsel

Fax:  (717) 760-7867

If to Executive:                      John T. Standley

at the most recent address on file at the Company’s payroll office

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.          General.

13.1        No Offset or Mitigation.  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2        Governing Law.  This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.  Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in Harrisburg, Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against him.

13.3       Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

13.4       Amendments: Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5        Conflict with Other Agreements.  Executive represents and warrants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6       Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

13.7       Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9        No Assignment.  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10     Survival.  This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11     Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

13.13     Legal Fees and Expenses.  Promptly following the Effective Date, the Company shall reimburse the Executive for legal fees and expenses incurred by Executive in negotiation of this Agreement up to the maximum of $7,500.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

By:	Robert B. Sari
Its:	Executive Vice President, General Counsel

EXECUTIVE

John T. Standley

APPENDIX A

A “Change in Control of the Company” shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; or

(2) Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than:  (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include:  (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

APPENDIX B

The following is a list of all written agreements with any of Executive’s prior employers, as well as any other agreements to which Executive is subject, which includes any obligation of confidentiality, assignment of intellectual property, nonsolicitation or noncompetition.  If none, type “None”.

Employment Agreement with Pathmark Stores, Inc. dated August 23, 2005

[APPENDIX C]

MAILING ADDRESS
P.O. Box 3165
Harrisburg, PA 17105
GENERAL OFFICE
30 Hunter Lane
Camp Hill, PA 17011
(717) 761-2633

Appendix C to Employment Agreement

Date

Name

Address

City, St Zip

Re:          Severance Agreement and General Release

Dear Name:

We are interested in resolving cooperatively your separation of employment with Rite Aid Corporation (the Company), which will take place on (date), your Separation Date.  Toward this end, we propose the following Severance Agreement, which includes a General Release.

Whereas, the Company has previously entered into an employment agreement with you, dated (Date) (the Employment Agreement), which contains among other things, certain provisions regarding severance compensation payable upon termination of your employment with the Company under certain circumstances. Other than what is expressly set forth herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Severance Agreement and General Release.  However, you will not be eligible to receive the payments and benefits set forth in Paragraph 2 below unless you sign and do not revoke this Severance Agreement and General Release, within the time period specified below.  (Please see Paragraph 20 below for what it means to revoke this Severance Agreement and General Release.)

You may consider for forty-five (45) days whether you wish to sign this Severance Agreement and General Release.  Since this Severance Agreement and General Release (“Agreement”) is a legal document, you are encouraged to review it with your attorney.

1.             General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)           Your last day of employment is (date) which is your Separation Date.  You will be paid for all time worked up to and including your termination.

(b)           You will be paid for earned but unused vacation days and any properly documented reasonable expenses incurred in connection with your employment through your Separation Date.

(c)           Except as contemplated by the Employment Agreement, your eligibility to participate in all other group benefits except Company sponsored health insurance including medical, dental, vision and prescription as an employee of the Company will end on your Separation Date.

(d)           You are required to comply with Paragraphs 6 and 7 below.

2.             Separation Payment.  Except with respect to the Accrued Benefits as defined in the Employment Agreement, if you sign this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, and comply with the requirements of this Paragraph 2 (other than the Accrued Benefits), you will receive the compensation and benefits as contemplated by the Employment Agreement. You will not be eligible for the payment and benefits described in Paragraph 2 unless:  (i) You sign this Agreement no later than forty five (45) days after you receive it, promptly return the Agreement to the Company after you sign it, and do not timely revoke it in accordance with paragraph 20 below; (ii) you have returned all Company property and documents in accordance with Paragraph 7 below.

3.             General Release.

(a)           In exchange for the consideration described in Paragraph 2 and except as contemplated under Paragraph 4 below, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind with respect to the Company (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company, or any of the other Releasees.

(b)           By agreeing to this General Release, you are waiving, to the maximum extent permitted by law and other than as contemplated by Paragraph 4 below, any and all Claims which you have or may have against the Company, or any of the other Releasees arising out of or relating to any conduct, matter, event or omission with respect to the Company existing or occurring before the Separation Date, including but not limited to the following:

(i)            any Claims having anything to do with your Employment Agreement or your employment with the Company or any of the Releasees;

(ii)           any Claims having anything to do with the termination of your employment with the Company or any of the Releasees;

(iii)          any Claims for unpaid or withheld wages, severance or retention payments, benefits, bonuses, commissions and/or other compensation of any kind;

(iv)          any Claims for reimbursement of expenses of any kind;

(v)           any Claims for attorneys’ fees or costs;

(vi)          any Claims for any breach under the Employee Retirement Income Security Act (“ERISA”);

(vii)         any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq.; Title VII of the Civil

Rights Act of 1964; the Americans with Disabilities Act, the Equal Pay Act; Civil Rights of People with Disabilities Act and Domestic Abuse Bias in Employment Law) and any Claims for retaliation under any of the foregoing laws;

(viii)        any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;

(ix)           any Claims under the National Labor Relations Act;

(x)            any Claims under the Sarbanes-Oxley Act;

(xi)           any Claims under the Worker Adjustment and Retraining Notification Act (“WARN”);

(xii)          any Claims for violation of public policy;

(xiii)         any whistleblower or retaliation Claims;

(xiv)         any Claims for emotional distress or pain and suffering; and/or

(xv)          any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract (other than as contemplated hereby), libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(c)           The term “Releasees” means: all and singularly, Rite Aid Corporation, Rite Aid HDQTRS. Corp., as well as any of their direct or indirect parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective predecessors, successors and assigns.

(d)           It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

4.             Non-Released Claims.  Notwithstanding anything in this Agreement to the contrary, the General Release in Paragraph 3 above does not apply to:

(a)           Any Claims for vested benefits under any retirement, 401(k), profit-sharing, deferred compensation or stock option plan or other plan or arrangement;

(b)           Any Claims to enforce the commitments set forth in this Agreement or the applicable provisions of the Employment Agreement that survive termination of your employment;

(c)           Any Claims to interpret or to determine the scope, meaning or effect of this Agreement or the applicable provisions of the Employment Agreement that survive termination of your employment;

(d)           Any Claims arising out of any conduct, matter, event or omission existing or occurring after the Separation Date;

(e)           Any Claim that can not be waived as a matter of law; or

(f)            Any Claim arising under or otherwise having anything to do with Sections 5.3 or 5.6 of the Employment Agreement to survive termination of your employment thereunder.

Further, the General Release does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission.  However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3.

5.             Adequacy of Consideration.  You acknowledge and agree that the consideration under Paragraph 2 above:

(a)           Constitutes adequate consideration to support your General Release in Paragraph 3 above; and

(b)           Fully compensates you for the Claims you are releasing.

For purposes of this Agreement, “consideration” means something of value to which you are not already entitled.

6.             Prohibition on Your Using or Disclosing Certain Information. Regardless of whether you sign this Agreement, to the extent provided in Section 6 of the Employment Agreement, you are prohibited from using or disclosing confidential and/or proprietary information which you acquired in the course of your employment with the Company or its predecessors, and which is not generally known by or readily accessible to the public.

7.             Company Property and Documents.  Regardless of whether you sign this Agreement, and as a condition of receiving the payment set forth in Paragraph 2 above, to the extent provided in Section 6 of the Employment Agreement you must return to the Company, retaining no copies, all Company property, keys, documents (hard copy or electronic), forms, correspondence, computer programs, memos, disks, DVDs and any other Company property in your possession or control.

8.             Confidentiality of this Agreement.  You and the Company and its affiliates each agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except:  (i) to your spouse, if applicable, (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret or determine the scope, meaning, or effect of the Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto.

9.             Cooperation.  To the extent provided in Section 5.3 of the Employment Agreement, you agree that, upon reasonable request, you will meet with representatives of the Company, Rite Aid HDQTRS. Corp., or their respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any disputes or other matters involving the Company or any Releasee (as defined above). You further agree that you will cooperate fully with the Company relating to any matter in which you were involved or which you have knowledge by virtue of your employment with the Company, including any existing or future litigation involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary.

10.           Non-Disparagement.  You and the Company agree that neither party will make any negative comments or disparaging remarks, in writing, orally or electronically, about the other party or any other Releasee (as defined above) and their respective products and services.  However, nothing in this Agreement is intended to or shall be interpreted to restrict either party’s right and/or obligation:  (i) to testify truthfully in any forum; or (ii) to contact, cooperate with or provide information to any government agency or commission.

11.           Resignation of Positions. In connection with the termination of your employment by the Company, you hereby resign from all positions you may hold as an officer or director of the Company and it subsidiaries and affiliates, and the Company hereby accepts such resignations. You agree to execute all such instruments and take all such other actions as the Company may reasonably deem necessary or desirable to evidence or accomplish the foregoing in full.

12.           Governing Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania, where this Agreement is entered into, without giving effect to any conflict of law provisions.  Any court action instituted by you or on your behalf relating to in any way to this Agreement, or your employment or termination of employment with the Company or any Releasee, shall be filed exclusively in the Cumberland County Court of Common Pleas in the Commonwealth of Pennsylvania or in the United States District Court for the Middle District of Pennsylvania, and you consent to the jurisdiction and venue of these courts.

13.           Statement of Non-Admission.  Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by you, the Company or any Releasee as defined above.  Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes described in Paragraph 3.

14.           Interpretation of Agreement.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

15.           Entire Agreement.  This Agreement and the applicable provisions of the Employment Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, by the Company or any Releasee arising out of or relating in any way to your employment or the termination of your employment with any Releasee. This Agreement may not be modified or amended other than by an agreement in writing signed by you and either the Vice President & Assistant General Counsel or the Senior Director of Corporate Human Resources of Rite Aid HDQTRS. Corp.

16.           Acknowledgment.  You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or any of the Releasees or any benefits arising out of your employment with any of the Releasees, except as expressly set forth in this Agreement or the Employment Agreement.

17.           Headings.  The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

18.           Days.  All references to a number of days throughout this Agreement refer to calendar days.

19.           Representations.  You agree and represent that:

(a)           You have read carefully the terms of this Agreement, including the General Release;

(b)           You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c)           You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d)           You were given forty-five (45) days to determine whether you wished to sign this Agreement, including the General Release;

(e)           Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)            No promise or inducement not expressed in this Agreement or the Employment Agreement has been made to you; and

(g)           You have adequate information to make a knowing and voluntary waiver.

20.           Revocation Period.  If you sign this Agreement, you will retain the right to revoke it for seven (7) days.  If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement.  The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it.  To revoke this Agreement, you must send a certified letter to the following address:  Steven Chesney, Senior Director of Corporate Human Resources, Rite Aid HDQTRS. Corp., 30 Hunter Lane, Camp Hill, PA 17011.  The letter must be post-marked within seven (7) days of your execution of this Agreement.  If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.  If you revoke this Agreement on a timely basis, you shall not be eligible for the consideration set forth in Paragraph 2.

21.           Offer Expiration Date.  As noted above, you have forty-five (45) days to decide whether you wish to sign this Agreement.  If you do not sign this Agreement within 45 days of the date you receive it, then this offer is withdrawn and you will not be eligible for the consideration set forth in Paragraph 2 above.

If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to Steven Chesney at the above address.

We wish you the best in the future.

Sincerely,

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

Name

Date

Witness